Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Felix Carbullido
3250 Van Ness Avenue	Corporate Public Relations
San Francisco, CA 94109	(415) 402-4056

Investor Relations
(415) 616-8571

Williams-Sonoma, Inc. Announces Appointment of
Paula Pretlow to its Board of Directors

San Francisco, CA, August 5, 2021 – Williams-Sonoma, Inc. (NYSE: WSM) announced today that Paula Pretlow has been appointed to its Board of Directors and will also become a member of the Company’s Audit and Finance Committee.

“We are thrilled to have Paula join our Board. Paula has notable leadership experience from some of the world’s largest financial institutions,” said Laura Alber, President and Chief Executive Officer. “That experience, combined with her commitment to giving back to the community, which aligns with Williams-Sonoma, Inc.’s own values, makes her a valuable addition to our Board.”

Scott Dahnke, Board Chair, joined Ms. Alber in welcoming Ms. Pretlow. “We are delighted to welcome Paula to the Board. Her expertise helping company leaders maximize shareholder and stakeholder value will contribute to Williams-Sonoma, Inc.’s continued success.”

Ms. Pretlow is a former Senior Vice President of The Capital Group, where she led the firm's public fund business development and client relationship group. Prior to joining The Capital Group, she worked for Montgomery Asset Management and Blackrock (formerly Barclays Global Investors). She began her career as a corporate banker with Wells Fargo Bank. Ms. Pretlow is a member of the board of directors and the audit committees of Ares Dynamic Credit Allocation Fund, Inc. and Vroom, Inc., and a member of the board of directors of Bitwise Industries. She is also an independent trustee and audit committee chair for Cion Ares Diversified Credit Fund. In addition, she currently serves as a member of the board of trustees of The Kresge Foundation, The Harry and Jeannette Weinberg Foundation, and Northwestern University. Ms. Pretlow holds a Bachelor of Arts in Political Science and a Master of Business Administration, both from Northwestern University, and is a 2017 fellow of Stanford’s Distinguished Careers Institute.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is the world’s largest digital-first, design-led and sustainable home retailer. The company’s products, representing distinct merchandise strategies — Williams Sonoma, Pottery Barn, Pottery Barn Kids, Pottery Barn Teen, West Elm, Williams Sonoma Home, Rejuvenation, and Mark and Graham — are marketed through e-commerce websites, direct-mail catalogs and retail stores. These brands are also part of The Key Rewards, our free-to-join loyalty program that offers members exclusive benefits across the Williams-Sonoma family of brands. We operate in the U.S., Puerto Rico, Canada, Australia and the United Kingdom, offer international shipping to customers worldwide, and have unaffiliated franchisees that operate stores in the Middle East, the Philippines, Mexico, South Korea and India, as well as e-commerce websites in certain locations. We are also proud to lead the industry with our Environmental, Social and Governance (“ESG”) efforts. Our company is Good By Design — we’ve deeply engrained sustainability into our business. From our factories to your home, we’re united in a shared purpose to care for our people and our planet.

For more information on our ESG efforts, please visit: https://sustainability.williams-sonomainc.com/

WSM-IR